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Exhibit 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

February 8, 2005

Adolph Coors Company
311 Tenth Street
Golden, Colorado 08401

Dear Sirs:

        We have acted as counsel to Adolph Coors Company, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8, filed with the Commission on the date hereof (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance of a maximum of 1,328,016 shares (the "Shares") in the aggregate of the Company's Class A Common Stock, each having a par value of $0.01 per share, which Shares the Company may issue, from time to time, upon the exercise of Replacement Options (as such term is defined in the Plan of Arrangement (the "Plan of Arrangement") approved by final order dated February 2, 2005 from the Superior Court, District of Montreal, Province of Quebec in connection with the Combination (as defined below)) pursuant to the Molson Inc. 1998 Canadian Stock Option Plan (the "Plan") that the Company will adopt in connection with the consummation of the combination (the "Combination") of the Company and Molson Inc. ("Molson"), a corporation organized and existing under the laws of Canada, as provided for in that certain Combination Agreement (the "Combination Agreement"), dated as of July 21, 2004, as amended, between Adolph Coors Company, Molson Coors Canada Inc., and Molson Inc.

        In connection with rendering the opinion set forth below, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of records and agreements of the Company and Molson, including the Combination Agreement and the Plan, certificates of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

        We have assumed for purposes of this opinion: that each document we have reviewed for purposes of this opinion is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine. We have also made other assumptions which we believe to be appropriate for purposes of this opinion. We have not independently established or verified any facts relevant to this opinion, but have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Plan has been adopted by the Company pursuant to the Combination Agreement and the Replacement Options are granted in the manner and with the terms set forth in the Plan of Arrangement; and (ii) the Shares have been issued and sold in accordance with the terms of the Plan and the Replacement Options including receipt by the Company of the consideration contemplated by the Plan and the Replacement Options, the Shares will be validly issued, fully paid and nonassessable.

        Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, rules, regulations and orders thereunder which are currently in effect. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks as of the time of delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by our opinion, or for any other reason.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

        This opinion is furnished to you in connection with your filing of the Registration Statement pursuant to Item 601(a) of Regulation S-K and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without our consent.

Very truly yours,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

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  Exhibit 5.1